Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CORPORATE DEVELOPMENTS
August 13, 2007 – Guernsey, Channel Islands — CanArgo Energy Corporation (OSE: CNR, AMEX:CNR) (“CanArgo” or the “Corporation” or the “Company”) today announced that following on from the recent sale of its interest in Tethys Petroleum Limited (“TPL”) the net proceeds have been used to pay down a large portion of CanArgo’s long-term convertible debt (as obliged in terms of its contractual arrangements with the holders of these notes). In addition, a small private placement, as more fully described below, of CanArgo common stock has been agreed, priced at $1.00 per share, with the proceeds to be used to advance the planned hydraulic fracturing of the Manavi M12 well, with Schlumberger now having been contracted to mobilise the required equipment to Georgia to commence these operations in early October.
Approximately $21 million of net proceeds were received from the sale of TPL stock and these funds have been applied to repay all of the Corporation’s Senior Secured Notes and part of the Corporation’s Senior Subordinated Notes. The amounts repaid include the original principal and interest payable in kind principal, accrued interest and an early redemption premium in accordance with the provisions of the convertible notes. The noteholders have agreed to forego the notice period (up to 120 days for the Senior Secured Notes and up to 90 days for the Senior Subordinated Notes) for the repayment of this debt (and accordingly their right to receive interest during such period) and consequently their rights to convert all or part of their notes into common stock of CanArgo at a conversion price of $0.90 per share for the Senior Secured Notes and $1.00 per share for the Senior Subordinated Notes during the notice period for which they have been issued short-term compensatory warrants, priced at $1.00 per share and expiring between November 13 and December 6, 2007.
Following repayment of these notes, as described above, CanArgo will have outstanding approximately $15.2 million of convertible debt remaining, excluding unamortized debt discount.
CanArgo has also entered into a subscription agreement with three accredited investors in terms of which CanArgo has agreed to issue those investors by way of a private placement 2,500,000 shares of CanArgo common stock at $1.00 per share, thus raising gross proceeds of $2,500,000. In consideration for the investors agreeing to make the subscription, CanArgo has also agreed to issue to the investors warrants to subscribe for an aggregate of 5 million shares of common stock of CanArgo. The warrants will have an exercise price of $1.00 per share and will be exercisable up to the end of August, 2009.

CanArgo is an independent oil and gas exploration and production company with its principal oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel :       +1 617 669 1841
Fax :      +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206